Exhibit 99.1
HOME PROPERTIES ISSUES SERIES D
CONVERTIBLE PREFERRED EQUITY



FOR IMMEDIATE RELEASE:

     Tuesday, June 6, 2000

Rochester, New York/ PR Newswire/ -- Home Properties (NYSE:HME) has completed the sale of $25 million of Series D Cumulative Convertible Preferred Stock ("Series D Preferred Stock") through a private transaction with The Equitable Life Assurance Society of the United States ("Equitable"). The Series D Preferred Stock has been assigned a rating of 'BBB-' (Triple-B Minus) by Fitch, the international rating agency formed through the recent merger of Fitch IBCA and Duff & Phelps Credit Rating Co. Fitch has also recently assigned a corporate credit rating to Home Properties of `BBB' (Triple-B).

The Series D Preferred Stock carries an annual dividend rate equal to the greater of 8.775% or the actual dividend paid on the number of the Company's common shares into which the Series D Preferred Stock is convertible. The Series D Preferred Stock has a conversion price of $30.00 per share and can be redeemed at the Company's option after five years. Proceeds will be used to fund potential acquisitions and property upgrades. Mercury Partners LLC acted as financial advisor to Home Properties in connection with the transaction.

According to Amy L. Tait, Executive Vice President of Home Properties, "We are delighted to have Equitable as our partner and are excited about the potential to expand this alliance as our Company grows. Using convertible preferred stock allows us to raise equity on terms that more closely reflect the underlying net asset value of our portfolio, thereby enabling us to continue to make value-added acquisitions without diluting our shareholders."

Equitable is an affiliate of AXA Financial, Inc., which has approximately $500 billion in assets under management and is one of the world's premier financial services organizations. Its family of strong, well-recognized brands includes: Equitable, AXA Advisors, Donaldson, Lufkin & Jenrette
(DLJ), DLJDIRECT, Pershing, iNautix, and Alliance Capital Management. AXA Financial is a member of the global AXA Group, which has operations in over 60 countries and has more than $700 billion in assets under management.

Ken Rosen of Lend Lease Rosen Real Estate Securities LLC, which currently has approximately $1.2 billion under management, provided investment advice in connection with the transaction. Lend Lease Capital Markets, an affiliate of Lend Lease Real Estate Investments, negotiated the transaction on behalf of Equitable. Lend Lease Real Estate Investments is one of the largest real estate investment managers in the world and a leading U.S. real estate advisor to pension funds. The company has $35 billion in real estate and commercial mortgages under management for more than 500 institutional and private clients in the US. In addition, the group services some $50 billion of commercial real estate loans.

Home Properties, the 11th largest apartment company in the United States, is a fully integrated, self-administered, and self-managed real estate investment trust ("REIT"). With operations in select Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, rehabilitates, and develops apartment communities. Currently, Home Properties operates 297 communities containing 47,155 apartment units. Of these, 36,331 units in 135 communities are owned directly by the Company, 7,690 units are partially owned and managed by the Company as general partner, and 3,134 units are
managed for other owners.    The Company also manages 1.7 million square
feet of commercial space. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR." For more information, please visit Home Properties' new Web site at WWW.HOMEPROPERTIES.COM.

*****

FOR FURTHER INFORMATION:

     Amy L. Tait, Executive Vice President, 716-246-4108
     David Gardner, Chief Financial Officer, 716-246-4113
     Home Properties of New York, Inc.